Exhibit 99.1

Tesla Welcomes Larry Ellison and Kathleen Wilson-Thompson as New Independent Directors To Its Board

We are excited to announce that Larry Ellison and Kathleen Wilson-Thompson have joined Tesla’s Board of Directors. Each joined the board as an independent director, effective December 27th, 2018.

The board, led by its Nominating and Corporate Governance Committee, conducted a thorough, expansive process in searching for its new independent directors, considering candidates with a wide range of skill sets from across the globe who also hold a strong personal belief in Tesla’s mission of accelerating the world’s transition to sustainable energy.

“In conducting a widespread search over the last few months, we sought to add independent directors with skills that would complement the current board’s experience. In Larry and Kathleen, we have added a preeminent entrepreneur and a human resources leader, both of whom have a passion for sustainable energy,” said Tesla’s Board of Directors.

As Executive Chairman, Chief Technology Officer and founder of Oracle, Larry’s background as an entrepreneur and philanthropist needs no introduction. Larry is also a big believer in Tesla’s mission, having purchased 3 million shares earlier this year.

Kathleen brings decades of leadership experience in global human resources management. After spending 17 years at Kellogg, and now serving as Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, the nation’s largest pharmacy and health and wellness company with more than 350,000 employees, Kathleen brings a passion for building and promoting great workplaces. Kathleen also has nearly 10 years of board experience, serving on public boards at two U.S.-based manufacturing companies.

Welcome to Larry and Kathleen.